                                                                    Exhibit 9(q)

                               LICENSE AGREEMENT

     This Agreement is made as of and for this 1st day of December, 1995, by and between COMPASS CAPITAL FUNDS, a Massachusetts business trust having an office at 400 Bellevue Parkway, Suite 100, Wilmington, Delaware 19809 ("Licensor"), and COMPASS CAPITAL GROUP, INC., a Delaware corporation having an office at 345 Park Avenue, New York, New York 10154 ("Licensee").

     WHEREAS, Licensor is an open-end management investment company registered under the Investment Company Act of 1940, as amended, and issues series of shares, each of which represents interests in a portfolio of securities; and

     WHEREAS, Licensee serves as a co-administrator for the Licensor pursuant to a Co-Administration Agreement, dated December 1, 1995; and

     WHEREAS, Licensor is the owner of the service marks listed in Schedule A to this Agreement; and

     WHEREAS, Licensee desires to use the marks listed in Schedule A to this Agreement and any other marks that Licensor may develop using the term "COMPASS CAPITAL" ("collectively referred to herein as the "Licensed Marks") in connection with the services it provides to Licensor as a co-administrator, including Licensee's product management, marketing and sales support activities with the public on behalf of the Licensor (the "Services") and Licensor is willing and able to grant Licensee the right to use the Licensed Marks to identify the Services on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

     1.   Licensor grants, nunc pro tunc, Licensee and Licensee accepts a
                           ---- --- ----
revocable, royalty-free, non-exclusive license to use and display the Licensed Marks, which license will remain in effect as long as Licensee uses the Licensed Marks in accordance with this Agreement.

     2. Licensee acknowledges that the Licensed Marks and any associated goodwill are the sole property of Licensor; that all use or display of the Licensed Marks by Licensee will inure to Licensor's benefit; and that Licensee shall not at any time acquire any rights in such Licensed Marks by virtue of any use it may make of such Licensed Marks. Licensor accepts those benefits that inure to it from Licensee's use of the Licensed Marks in lieu of payment of any monies to it by Licensee under this Agreement. Licensor acknowledges that it has received and will continue to receive good and valuable consideration from Licensee during the term of this Agreement. Licensee shall use the Licensed Marks solely in connection with rendering the Services for and on behalf of Licensor.

     3. Licensee agrees to hold harmless, indemnify and defend Licensor, Licensor's affiliates, and all of their officers, directors, trustees, employees, shareholders, agents, successors and assigns (collectively, the "Indemnitees") from third party claims (including reasonable attorneys' fees) that may be asserted against the Indemnitees due to or arising out of Licensee's use or display of the Licensed Marks.

     4. Licensee will not use or seek to register any mark that Licensor reasonably believes to be confusingly similar to the Licensed Marks.

     5. Licensee will cooperate fully with Licensor to procure or maintain any federal or state registration for the Licensed Marks, including executing any documents or supplying any specimens of Licensee's use of the Licensed Marks that Licensor reasonably believes necessary for such procurement or maintenance. Licensor, if it so desires, may commence or prosecute any trademark and/or service mark infringement claims or suits in its own name or join Licensee or its sublicensees as a party thereto. In addition, Licensee shall notify Licensor in writing of any infringements or imitations by others of the Licensed Marks which may come to Licensee's attention, and Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. Licensee will not challenge or assist in the challenging of the validity of or Licensor's rights in, to, or under the Licensed Marks or any federal or state trademark or service mark registration or application.

     6. Licensee agrees to provide and maintain the quality of the Services being rendered under the Licensed Marks commensurate with its present activities and the business positions of the parties involved. Licensee also agrees to make periodic reports to the Board of Trustees of the Licensor regarding the Services. To control and monitor the quality of the Services, Licensor may inspect, during regular business hours and upon reasonable prior notice, the premises operated by Licensee for the development and distribution of the services identified by the Licensed Marks.

     If Licensor believes that the Services rendered by Licensee do not meet the quality standards herein prescribed, Licensor shall with reasonable promptness furnish Licensee with written notice specifying in detail in what respects the services fail to meet such standards of quality and allow the Licensee a reasonable period of time not exceeding sixty (60) days in which to cure such quality problem.

     7. This Licensing Agreement is terminable, on not less than sixty (60) days' notice, by either party. Upon termination of this Agreement, Licensee will immediately cease any and all use or display of the Licensed Marks and will destroy or provide to Licensor any and all materials, documents, and forms bearing the Licensed Marks within 10 days of termination. In addition, Licensee shall promptly change its corporate name to one that is not confusingly similar to that of Licensor. Upon and after the expiration or termination of this Agreement, all rights granted to Licensee hereunder shall forthwith revert to Licensor, which shall continue to be free to license others to use the Licensed Marks.

     8. Without Licensor's prior written consent, Licensee may not assign or transfer this Agreement or the license granted by it.

     9. Licensor hereby grants to Licensee the right to grant non-exclusive sublicenses to third parties to utilize the Licensed Marks solely and in connection with the sale, offering for sale and advertising of the Services. Licensor hereby appoints Licensee as its agent for the purposes of exercising control over the nature and quality of the services provided by each sublicensee that utilizes the Licensed Marks. Licensee will take all necessary steps to ensure that the services provided by each sublicensee under the Licensed Marks meet or surpass the same standards set forth in section 6 of this Agreement and that each sublicensee complies with the requirements of sections 4, 5 and 6 of this Agreement as they relate to the use of the Licensed Marks. In addition, Licensor also retains its right to exercise control over the nature, quality and style of the services provided by each sublicensee utilizing the Licensed Marks. Licensee agrees to advise Licensor of the full name and address of each sublicensee within fifteen (15) days of the granting of the sublicense.

     10. This Agreement is between independent parties and will not create a partnership, joint venture, or agency of any kind. The rights and obligations it establishes will be binding upon and for the benefit of the permitted licensees, assignees, licensors, or assignors, or other successors of the parties.

     11. This Agreement may only be amended in a writing signed by both parties. Any waiver of any provision in this Agreement will not be effective unless made expressly in writing, executed in the name of the party to be charged. The failure of a party to insist on performance of any of the terms, covenants, or conditions of this Agreement will not constitute a waiver or relinquishment of any rights granted by it or of the future performance of any such term, covenant, or condition; rather, the obligations of the parties will continue in full force and effect. This Agreement will be governed by the United States Trademark Act of 1946, 15 U.S.C. (S)1051, et seq., and the laws of the
                                                 ------
State of Delaware without giving effect to the principles of conflicts of law thereof.

     12. The names "Compass Capital Funds" and "Trustees of Compass Capital Funds" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Licensor. The obligations of "Compass Capital Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Licensor personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Licensor must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Licensor

     13. If any portion of this Agreement is found to be void, such a finding will not affect the enforceability of the remaining portions of the Agreement.

     14. All communications made under this Agreement ("Notices") will be in writing and either delivered in person, by facsimile, by certified first class mail, or by overnight courier, as follows:

                If to Licensor, addressed to:

                Compass Capital Funds
                400 Bellevue Parkway
                Wilmington, DE   19089

                If to Licensee, addressed to:

                Compass Capital Group, Inc.
                345 Park Avenue
                New York, NY   10154
                Attn:  Karen Sabath, President

Notices will be deemed received at the time of personal or facsimile delivery or, if sent by mail, five business days after the date mailed or, if sent by overnight courier, one business day after such sending. Either party may change its address under this Agreement by giving the other party written notice.

     15. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. No agreement, representation, warranty or covenant has been made by either party except as expressly set forth herein and any oral statements or representations or prior written matter with respect to the subject matter of the Agreement not contained herein shall have no force or effect. Schedule A attached to this Agreement is hereby incorporated herein and made a part of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPASS CAPITAL FUNDS                          COMPASS CAPITAL GROUP, INC.

By:  /s/Morgan R. Jones                     By:  /s/Karen H. Sabath
    ----------------------------------          -------------------------------


Name:   Morgan R. Jones                   Name:   Karen H. Sabath
      --------------------------------          -------------------------------


Title:    Secretary                            Title:   President
       -------------------------------                -------------------------

                                   SCHEDULE A
                                   ----------


1.   THE COMPASS CAPITAL GROUP
          (Reg. No. 1,640,757 issued by the U.S. Patent and Trademark Office on April 9, 1991)

2.   COMPASS CAPITAL FUNDS

3.   COMPASS FUNDS